Exhibit 99.1

For Immediate Release:

Company Contacts:                                   ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer               Phone: 303-421-4063
randall.marx@arcwireless.net                        Fax:   303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
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web page: www.arcwireless.net
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                 ARC WIRELESS SOLUTIONS ANNOUNCES ROBERT E. WADE
                         TO JOIN ITS BOARD OF DIRECTORS

Wheat Ridge Colorado December 20, 2005 - ARC Wireless Solutions, Inc. (OTCBB:
ARCS) is pleased to announce that Robert E. Wade, Esq. has agreed to join its Board Of Directors effective today. Mr. Wade has a distinguished career that includes graduating from the Wharton School, University of Pennsylvania and from the NYU School of Law.

A former bank director, Mr. Wade currently serves as a member of the boards of directors of mutual funds: Franklin Mutual Series Fund Inc. since 1996, Franklin Managed Trust and Franklin Value Investors Trust since 2004. In March of 2005, Mr. Wade was named Chairman of the Board of Franklin Mutual Series Fund Inc., having previously served as Chairman of its Audit Committee. He has also been a director of El Oro and Exploration Co. plc. since 2003. Mr. Wade is a practicing attorney in New Jersey and is a trustee of the Newark Museum, Newark, NJ.

"We are especially honored that Bob has agreed to join our Board. We look forward to his participation regarding all of our Board matters, which will include his immediate membership on our Audit Committee and as Chairman of our Compensation Committee," stated Randall P. Marx, Chief Executive Officer.

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it is a value added distributor of Wi-Fi(R) and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites at www.arcwireless.net; www.antennas.com; www.winncom.com and www.starworkswireless.net.

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This press release contains forward-looking statements within the meaning of the Securities Exchange Act Of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for additional statements concerning important factors, such as demand for its products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.